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                                                                                    Exhibit 12


WILLAMETTE INDUSTRIES, INC. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLAR AMOUNTS IN THOUSANDS)


                                                                        Three Months Ended
                                     Year Ended December 31,                 March 31,
                           -------------------------------------------  ----------------
                             1991     1992     1993     1994     1995     1995     1996
                           -------  -------  -------  -------  -------  -------  -------
Fixed Charges:
 Interest cost           $  63,986   73,776   79,194   80,807   77,237   20,677   16,631
 One-third rent
  expense                    3,725    4,495    4,819    5,227    5,976    1,374    1,612
                           -------  -------  -------  -------  -------  -------  -------

Total Fixed Charges      $  67,711   78,271   84,013   86,034   83,213   22,051   18,243
                           =======  =======  =======  =======  =======  =======  =======

Add (Deduct):
 Earnings before
  income taxes           $  73,609  129,452  189,168  288,923  823,804  161,111  118,914
 Interest capitalized         (723)  (7,354) (15,904)  (9,294)  (6,187)  (1,476)  (2,545)
                           -------  -------  -------  -------  -------  -------  -------

Earnings for
 Fixed Charges           $ 140,597  200,369  257,277  365,663  900,830  181,686  134,612
                           =======  =======  =======  =======  =======  =======  =======


Ratio of Earnings to
    Fixed Charges             2.08     2.56     3.06     4.25    10.83     8.24     7.38
                           =======  =======  =======  =======  =======  =======  =======

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